Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Completes 125,000 Square Feet of Leasing Activity

-- Strong Demand and Quality Tenants Highlight Fourth Quarter Activity --

NEW YORK, NEW YORK, December 18th, 2015 -- New York REIT, Inc. (NYSE: NYRT), a publicly traded real estate investment trust ("REIT"), announced today it has completed 125,438 square feet of leasing during the fourth quarter of 2015, including two office leases and two retail leases.

"We are very pleased with our leasing results in the fourth quarter of 2015,” said Michael Happel, Chief Executive Officer and President of NYRT. “Tenant demand remains high, allowing us to successfully execute over 125,000 square feet of leases to a number of high quality tenants during the quarter.”

The office leases include The Ford Foundation for four full floors at 1440 Broadway totaling 104,525 square feet, and Lane Furniture for two full floors at 256 West 38th Street totaling 17,200 square feet. The retail leases include two leases totaling 3,693 square feet at World Wide Plaza: the Body Factory for 968 square feet and Bann Restaurant and Lounge, a lease renewal for 2,725 square feet.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns.

The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond NYRT's control, including other factors included in NYRT's reports filed with the SEC, particularly in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of NYRT's latest Annual Report on Form 10-K for year ended December 31, 2014, filed with the SEC on May 11, 2015, as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Michael A. Happel CEO and President New York REIT, Inc. mhappel@nyrt.com (212) 415-6500	Matthew Furbish Director Investor Relations & Public Relations mfurbish@nyrt.com (212) 415-6500	Tim Cifelli President DDCworks tcifelli@ddcworks.com (484) 342-3600